Exhibit 99.1

Horizon Global Corporation
Condensed Combined Balance Sheets
(Dollars in thousands)

	September 30, 2014	December 31, 2014
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$10,640	$5,720
Receivables, net	81,690	63,840
Inventories	114,790	123,530
Deferred income taxes	4,220	4,840
Prepaid expenses and other current assets	6,680	5,690
Total current assets	218,020	203,620
Property and equipment, net	58,980	55,180
Goodwill	7,140	6,580
Other intangibles, net	69,800	66,510
Other assets	13,360	11,940
Total assets	$367,300	$343,830
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$2,570	$460
Accounts payable	67,980	81,980
Accrued liabilities	33,590	37,940
Total current liabilities	104,140	120,380
Long-term debt	280	300
Deferred income taxes	11,850	8,970
Other long-term liabilities	31,960	25,990
Total liabilities	148,230	155,640
Total shareholders' equity	219,070	188,190
Total liabilities and shareholders' equity	$367,300	$343,830

Exhibit 99.1

Horizon Global Corporation
Condensed Combined Statements of Income
(Dollars in thousands, except per share amounts)

	September 30, 2014		December 31, 2014
	Three months ended	Nine months ended	Three months ended	Year ended
	(unaudited)	(unaudited)	(unaudited)
Net sales	$157,860	$484,210	$127,570	$611,780
Cost of sales	(119,690)	(363,720)	(99,970)	(463,690)
Gross profit	38,170	120,490	27,600	148,090
Selling, general and administrative expenses	(30,310)	(93,330)	(29,560)	(122,890)
Net gain/(loss) on dispositions of property and equipment	10	(60)	(680)	(740)
Operating profit/(loss)	7,870	27,100	(2,640)	24,460
Other expense, net:
Interest expense	(150)	(510)	(210)	(720)
Other expense, net	(810)	(2,290)	(860)	(3,150)
Other expense, net	(960)	(2,800)	(1,070)	(3,870)
Income/(loss) before income tax (expense)/benefit	6,910	24,300	(3,710)	20,590
Income tax (expense)/benefit	(1,700)	(5,890)	650	(5,240)
Net income/(loss)	$5,210	$18,410	$(3,060)	$15,350

2